EXHIBIT 23

ARTHUR ANDERSEN

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our reports dated October 6, 2000 included or incorporated by reference in this Form 10-K, into the Company's previously filed Registration Statements File No. 2-79977, File No. 2-79978, File No. 33-5903 and File No. 33-49676. It should be noted that we have not audited any financial statements of the Company subsequent to August 31, 2000 or performed any audit procedures subsequent to the date of our report.

/s/Arthur Andersen LLP

Chicago, Illinois
November 27, 2000